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                                                                    Exhibit 16.1

                            (Andersen LLP Letterhead)

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 15, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 5 included in the Form 8-K dated May 15, 2002, of the Amended and Restated Employee Stock Purchase Plan (the "Plan") of RWD Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
------------------------
Arthur Andersen LLP



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